SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
(Amendment No. ___)

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OVERTURE SERVICES, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERTURE SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders
of Overture Services, Inc.:

      On Thursday, May 22, 2003, Overture Services, Inc. (“Overture”) will hold its 2003 Annual Meeting of Stockholders at the Marriott Courtyard Old Pasadena, 180 North Fair Oaks Avenue, Pasadena, CA 91103. The meeting will begin at 9:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003; and

3.	To attend to any other business properly presented at the meeting.

      More information about these proposals is described in the enclosed proxy statement. Only stockholders of record at the close of business on March 28, 2003 or their proxies can vote at this meeting or any adjournment(s) or postponement(s) that may take place. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 74 N. Pasadena Avenue, Third Floor, Pasadena, California 91103.

      Whether or not you expect to attend the meeting in person, you are urged to sign, date, and return the enclosed proxy card or voting instruction card, vote electronically via the Internet or vote by telephone at your earliest convenience. Instructions for voting your shares are included on the enclosed proxy or voting instruction card.

      If you send in your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

      Your Board of Directors recommends that you vote in favor of the two proposals outlined in this Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

      Overture’s 2002 Annual Report to Stockholders accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement.

By order of the Board of Directors
Very truly yours,

/s/ TODD TAPPIN

Todd Tappin
Chief Financial Officer and Secretary

Pasadena, California

April 18, 2003

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      The accompanying proxy is solicited by the Board of Directors (the “Board”) of Overture Services, Inc. (“Overture” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 22, 2003, at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) that may take place.

      The Annual Meeting will be held at the Marriott Courtyard Old Pasadena, 180 North Fair Oaks Avenue, Pasadena, CA 91103. Overture’s principal executive offices are located at 74 N. Pasadena Avenue, 3rd Floor, Pasadena, California 91103. The date of this Proxy Statement is April 18, 2003 and we anticipate first sending the proxy materials to stockholders on or about April 18, 2003.

SOLICITATION AND VOTING OF PROXIES

      The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

Q:	What may I vote on?

A:	(1) The election of three Class I directors to serve on our Board;

(2) The ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003; and

(3) Any other business properly presented at the meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the nominees standing for re-election as directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 28, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. As of the Record Date, 59,427,911 shares of Overture’s Common Stock were issued and outstanding.

Q:	How do I vote?

A:	If shares are registered in your name (as a “record holder”), you may vote in person at the Annual Meeting or by signing and dating each proxy card you receive and returning it in the prepaid envelope. Stockholders of record may vote electronically via the Internet or by telephone as outlined on the proxy card. If you hold your shares through a broker, bank or other nominee (in “street name”), you must instruct your broker, bank or nominee how to vote your shares by completing a voting instruction card. You may also be able to vote by Internet or telephone. There will be instructions on your voting instruction card for Internet and telephone voting, if available. If you hold your shares through a broker, bank or other nominee, you may not vote at the meeting unless you obtain a signed “legal proxy” from your bank, broker or nominee allowing you to vote your shares directly at the meeting.

Q:	How can I change my vote or revoke my proxy?

A:	If you are a record holder, you have the right to revoke your proxy and change your vote at any time before the meeting by notifying our Secretary in writing dated after the date of the proxy card, by returning a later-dated proxy card or by re-voting electronically via the Internet or by telephone. You may also revoke your proxy and change your vote by voting in person at the meeting, although attendance at the meeting alone will not automatically revoke your proxy. If you hold your shares through a bank, broker or other nominee, you must give new instructions to your bank, broker or nominee prior to the annual meeting or obtain a signed “legal proxy” from the bank, broker or nominee to revoke your prior instructions and vote in person at the meeting.

Q:	What does it mean if I get more than one proxy or voting instruction card?

A:	It means you hold shares in more than one account. Sign and return all proxies and voting instruction cards you receive from Overture to ensure that all your shares are voted.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC (“Inspector”), Overture’s transfer agent, will count the votes. We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Q:	How many votes are needed to approve a proposal?

A:	The number of votes needed to approve a proposal varies depending on the nature of the proposal. For the election of the directors being presented at the 2003 Annual Meeting, a plurality of the shares voted at the meeting, whether in person or by proxy, must vote in favor of the three directors, provided a “quorum” is present at the meeting. For the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003, a majority of the shares voted at the meeting, whether in person or by proxy, must vote in favor of the proposal, provided a “quorum” is present at the meeting. A quorum is a majority of the issued and outstanding shares entitled to vote at a meeting. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal, but will be counted as present for quorum purposes. A withheld vote is treated the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be counted as votes cast with respect to that matter, but will be counted as present for quorum purposes.

Q:	How will my proxy be exercised with respect to the proposals?

A:	All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR the nominees standing for re-election as directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003.

Q:	How will voting on any other business be conducted?

A:	We do not know of any other business to be considered at the 2003 Annual Meeting other than the two proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Ted Meisel, Overture’s President and Chief Executive Officer, and/or Todd Tappin, Overture’s Chief Financial Officer and Secretary, to vote on such matters in their discretion.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date and their proxies can attend. If your shares are held in the name of a broker or other nominee, please bring proof of stock ownership with you to the Annual Meeting. A copy of your brokerage account statement or a “legal proxy” (which you can get from your broker) will serve as proof of stock ownership.

Q:	Who pays for the proxy solicitation process?

A:	Overture will bear the cost of soliciting proxies, including the reimbursement to brokerage firms and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. In addition to solicitation of proxies by mail, certain officers, directors and Overture employees may solicit proxies by telephone, telegraph or personal interview. These persons will receive no additional compensation for their services other than reimbursement of reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

In order for a stockholder proposal to be considered for inclusion in Overture’s Proxy Statement for next year’s annual meeting in accordance with the standards contained in Securities and Exchange Commission (“SEC”) Rule 14a-8 and Overture’s bylaws, stockholder proposals must be received no later than December 19, 2003. However, if the date of Overture’s 2004 annual meeting is moved more than 30 days before or after the anniversary date of the 2003 annual meeting, the deadline for inclusion in Overture’s proxy statement is a reasonable time before Overture begins to print and mail its proxy materials.

In order for a stockholder proposal or stockholder nomination for director to be presented at Overture’s 2004 annual meeting from the floor, the stockholder must deliver to the Secretary of Overture at Overture’s principal executive offices, written notice of such proposal or nomination not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the Company’s previous annual meeting. If, however, the 2004 annual meeting is held more than 30 days before, or more than 60 days after, the anniversary of 2003 annual meeting, written notice of such proposal or nomination must be received no earlier than the close of business 120 days prior to the meeting and not later than the later to occur of the following two dates:

     • 90 days prior to the meeting, and

     • 10 days after public announcement of the meeting date.

In addition, in order to raise a proposal from the floor, the stockholder must comply with Overture’s bylaws, including requirements to have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of Overture common stock to approve the proposal and to provide specified information. In addition, Overture’s bylaws provide that a nomination for director must include a statement by the nominee acknowledging that he or she will owe a fiduciary duty exclusively to the corporation and its stockholders.

You may contact Overture’s Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

PROPOSAL ONE: ELECTION OF DIRECTORS

      The Board currently consists of eight (8) members. The directors are divided into three classes, designated Class I, Class II and Class III, each serving a staggered three-year term. Class I, whose terms expire at our 2003 Annual Meeting of Stockholders, consists of Steve Alesio, Terrell Jones and Robert Kavner; Class II, whose terms will expire at our 2004 Annual Meeting of Stockholders, consists of William Elkus, William Gross and Balakrishnan Iyer; Class III, whose terms expire at our 2005 Annual Meeting of Stockholders, consists of Linda Fayne Levinson and Ted Meisel. Three (3) Class I members will be standing for re-election. If any nominees are unable to stand for re-election, the Board may further reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected as director.

      At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. Management’s nominees to serve as the Class I directors are Steve Alesio, Terrell Jones and Robert Kavner. Please see “Information about Overture — Directors” for information concerning the nominees. If elected, the nominees will serve as Directors until Overture’s Annual Meeting in 2006 and until their respective successors are elected and qualified.

INFORMATION ABOUT OVERTURE — DIRECTORS

Directors of Overture

      This section sets forth information concerning the current directors’ ages and backgrounds, including the Class I nominees to be elected at this meeting.

Steve Alesio	Director since May 2001
Age 49

      Mr. Alesio has served as a Director since May 2001. Mr. Alesio has served as President & COO of The Dun & Bradstreet Corporation since May 2002; prior to that he was Senior Vice President of The Dun & Bradstreet Corporation since January 2001. From June 1981 to November 2000, Mr. Alesio was employed by The American Express Company in New York, where he last served as President and General Manager of the Business Services group. Mr. Alesio has served as a director of The Dun & Bradstreet Corporation since May 2002. He also served as a director of Administaff, Inc, until January 28, 2003. Mr. Alesio received his B.A. in Accounting from St. Francis College, Pennsylvania and his M.B.A. from the University of Pennsylvania’s Wharton School.

William Elkus	Director since March 1999
Age 51

      Mr. Elkus has served as a Director of Overture since March 1999. Mr. Elkus is the Founder and has served as a Managing Director of Clearstone Venture Partners, a venture capital firm, since March 1998. Mr. Elkus received a S.B. in Mathematics from MIT, a S.M. in Management from MIT Sloan School of Management and a J.D. from Harvard Law School.

William Gross	Director since September 1997
Age 44

      Mr. Gross has served as a Director of Overture since its inception in September 1997. He also served as President and Chief Executive Officer of Overture from its inception until March 1998 and served as Chairman of the Board from Overture’s inception until November 1998. Mr. Gross is a founder of Idealab, a creator and operator of technology companies and currently serves as its Chairman and Chief Executive Officer. Since March 1998, Mr. Gross has served as a Managing Member of Clearstone Venture Partners. From June 1991 to January 1997, he served as Chairman of Knowledge Adventure, Inc., an educational software developer of multimedia CD-ROMs for children, which was founded by Mr. Gross. From February 1986 to March 1991, he was a developer at Lotus Development Corporation. Mr. Gross serves on the board of trustees of the California Institute of Technology, and as a director for several private companies. Mr. Gross received his B.S. in Mechanical Engineering from the California Institute of Technology.

Balakrishnan Iyer	Director since November 2002
Age 46

      Mr. Iyer has served as a Director of Overture since November 2002. Since 1998, Mr. Iyer has served as senior vice president and chief financial officer of Conexant, a worldwide leader in semiconductor systems solutions for communications applications. Before joining Conexant, Mr. Iyer served as senior vice president and chief financial officer of VLSI Technology, Inc., now Philips Semiconductor. He also held various finance positions at Advanced Micro Devices. In addition, Mr. Iyer serves on the board of directors of Conexant Systems, Invitrogen Corporation and Skyworks Solutions. Mr. Iyer earned an MBA in Finance from the Wharton School at the University of Pennsylvania, an M.S. in Industrial Engineering from the University of California, Berkeley, as well as a B.S. in Mechanical Engineering from the Indian Institute of Technology, Madras.

Terrell Jones	Director since August 2002
Age 54

      Terrell Jones served as a Director of Overture since August 2002. In 1996, Mr. Jones founded and served as CEO of Travelocity, which began as a small internal department of SABRE Group and was spun-off in March 2000. Since May 2002, Mr. Jones has served as a founding partner of Essential Ideas, a consulting firm. Mr. Jones also serves as a special venture partner at General Catalyst Partners, a venture capital firm. Before founding Travelocity, Mr. Jones held a number of executive positions during his 24-year career with SABRE, including chief information officer, president of computer services and president of decision technology. Mr. Jones also serves on the board of directors of Entrust. Mr. Jones received his B.A. in History from Denison University.

Robert M. Kavner	Chairman of the Board since September 2000

Age 59	Director since November 1998

      Mr. Kavner has served as a Director since November 1998 and as Chairman of the Board since September 2000. Since January 1999, Mr. Kavner has served in various capacities, including serving as a member of the board of directors of Idealab, a creator and operator of technology companies. From September 1995 to December 1998, he served as President and Chief Executive Officer of On Command Corporation, a supplier of in-room entertainment and information services to the lodging industry. Mr. Kavner currently serves on the board of directors of the following public companies: FleetBoston Financial Corporation and Earthlink Inc. He also serves on the board of directors of several private companies. Mr. Kavner received his B.B.A. in Business Management from Adelphi University.

Linda Fayne Levinson	Director since November 1998
Age 61

      Ms. Levinson has served as a Director of Overture since November 1998. Ms. Levinson has served as a partner of GRP Partners, a private equity investment fund financing early stage companies, since April 1997. From 1994 to 1997, she served as President of Fayne Levinson Associates, a management consulting firm. Ms. Levinson serves on the board of directors of NCR Corporation and Jacobs Engineering Group Inc. Ms. Levinson served on the board of directors of Administaff, Inc. through October 2002 and lastminute.com plc through June 2002. She also serves on the board of directors of several private companies. Ms. Levinson received her A.B. in Russian Studies from Barnard College, her M.A. in Russian Literature from Harvard University, and her M.B.A from New York University.

Ted Meisel	Director since February 2000
Age 39

      Mr. Meisel has served as a Director since February 2000, as Chief Executive Officer since January 2000, and as President since May 1999. From December 1998 until January 2000, he also served as Chief Operating Officer. From April 1996 to November 1998, Mr. Meisel served in a variety of roles at Ticketmaster Online-CitySearch, Inc. (formerly CitySearch, Inc.), an online provider of city guides and live event ticketing, most recently as Vice President of the Products and Technology Group. From November 1991 to March 1996, he worked at McKinsey & Company, a management consulting firm. Mr. Meisel holds a B.A. in History from Dartmouth College and a J.D. from Stanford Law School.

Relationships Among Directors or Executive Officers

      There are no family relationships among any of the directors or executive officers of Overture.

Board Meetings and Committees

      The Board held fourteen (14) meetings during fiscal 2002. The Board has established the following three standing committees:

      Compensation Committee. The Compensation Committee makes recommendations to the Board on compensation for Overture’s executive officers and administers our 1998 Stock Plan and our 1999 Employee

Stock Purchase Plan, pursuant to a written charter. During fiscal 2002, the Compensation Committee, which currently consists of Messrs. Jones and Kavner and Ms. Levinson, met ten (10) times.

      Audit Committee. The Audit Committee, pursuant to a written charter, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with Overture’s independent public accountants, reviews the independence of Overture’s independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of Overture’s internal accounting and disclosure controls and reviews the Company’s forecasts. During fiscal 2002, the Audit Committee, which currently consists of Messrs. Iyer and Kavner and Ms. Levinson, met eight (8) times. All members of the Audit Committee are independent under the requirements of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

      Nominating and Governance Committee. The Nominating and Governance Committee makes recommendations regarding candidates to serve as members of the Board, nominates officers for appointment by the Board and oversees the Company’s compliance with applicable governance standards. The Nominating and Governance Committee was created by the Board, pursuant to a written charter on March 8, 2002 and currently consists of Messrs. Alesio, Elkus and Kavner. The Nominating and Governance Committee met two (2) times during fiscal 2002. The Nominating and Governance Committee considers and evaluates stockholder nominees for election to the Board in accordance with Overture’s bylaws and advance notice provisions.

      All Board and Committee members attended more than 75% of the combined meetings of the Board and Committees on which they serve.

Director Compensation

      In August of 2002, the Board adopted a new plan (the “Director’s Compensation Plan”) to compensate its non-employee directors with a combination of (i) cash retainers, (ii) options to purchase the Company’s stock, and (iii) restricted stock. Pursuant to the Director’s Compensation Plan, upon initial appointment to the Board, each non-employee director receives Stock Purchase Rights to purchase 10,000 shares of restricted stock under our 1998 Stock Plan for a purchase price equal to $0.0001 per share. The Company’s right of repurchase with respect to the shares of restricted stock lapses in an amount equal to 20% on the one-year anniversary of the date of grant and then lapses quarterly over the next four years, provided that the director continues serving as a member of the Board. In addition, non-employee directors earn a cash retainer of $20,000 as of the date of each annual stockholders meeting (or a pro rata portion in the event a director is appointed or elected between the annual stockholders meetings) and $10,000 for service as a chairperson of the Board, Audit Committee, Compensation Committee or Nominating and Governance Committee, as of the date of each annual stockholders meeting (or a pro rata portion in the event a director is appointed as chair between the annual stockholders meetings). Each non-employee director also receives $2,000 for attendance at each Board meeting in person or $1,000 for attendance at a meeting telephonically. Members of standing committees of the Board earn $1,000 for attendance at each meeting of a Board committee. Last, non-employee directors receive (i) a grant of Stock Purchase Rights to purchase 2,000 shares of restricted stock for a purchase price equal to $0.0001 per share, and (ii) a grant of non-statutory stock options to purchase 10,000 shares of Common Stock, granted as of the date of each annual stockholder’s meeting (or a pro rata portion in the event a director is appointed or elected between the annual stockholders meetings), provided that the director continues serving as a member of the Board. The Company’s right of repurchase with respect to the annual grant of restricted stock lapses in an amount equal to 33% on the one-year anniversary of the date of grant and then lapses quarterly over the next two years. With respect to the annual option grant, the options vest with respect to 33% of the shares on the one-year anniversary of the date of grant and the remainder vests quarterly over the next two years.

      Prior to the adoption of the Director’s Compensation Plan, the Company maintained a plan for compensating non-employee directors (the “Old Compensation Plan”), which provided its non-employee directors with options to purchase the Company’s stock. Pursuant to the Old Compensation Plan, all non-employee directors were granted non-statutory stock options to purchase (i) 30,000 shares of Common Stock on the date of initial appointment to the Board and (ii) 20,000 shares of Common Stock as of the date of each annual stockholder’s meeting (or a pro rata amount in the event a director was appointed or elected between the annual stockholders meetings) thereafter during which such non-employee remains a director of the company. Options granted pursuant to the Old Compensation Plan vest quarterly over four years and have a term of seven years. The exercise price of any stock options granted under both the Director’ s Compensation Plan and the Old Compensation Plan is equal to the closing sale price of a share of our Common Stock on the NASDAQ Stock Market on the day prior to the date of grant of the option. We do not currently pay cash retainers to our employee directors.

      Directors who received stock option grants under the Old Compensation Plan retained those grants following the adoption of the Director’s Compensation Plan. These existing directors did not, however, receive additional options to purchase common stock or restricted stock upon adoption of the Director’s Compensation Plan, but did receive a pro-rata portion of the cash retainers for service in 2002 and began to receive meeting attendance fees. These existing directors will receive the annual option and restricted stock grants under the Director’s Compensation Plan beginning at the 2003 Annual Meeting. Directors, who joined the Board after the Directors Compensation Plan was adopted, participated fully in the Directors Compensation Plan.

      All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board or any committees thereof. Directors that are employees of our company are generally eligible to participate in our 1998 Stock Plan and in our 1999 Employee Stock Purchase Plan. Pursuant to the stock option agreements entered into with our directors, in the event that a director’s membership on the Board is involuntarily terminated within twelve months following a change of control of Overture, any shares subject to options held by such director will vest in full and be immediately exercisable. In addition, pursuant to the Restricted Stock Purchase Agreement entered into with our directors that receive restricted stock, in the event that a director ceases to be a member of the Board within twelve months following a change of control of Overture, any shares of restricted stock subject to repurchase by Overture held by such director will be released from such repurchase option in full.

Recommendation of the Board

      Your Board unanimously recommends a vote FOR the approval of the election of all nominees named above.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

      The Board has approved the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003, subject to ratification by the stockholders. Ernst & Young LLP has served as our independent auditors since 1999. We expect that the representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions.

      Stockholder ratification of Ernst & Young LLP is not required by Overture’s bylaws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP for ratification as a matter of good corporate practice. If the stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of Overture and its stockholders.

Fees Billed to Overture by Ernst & Young LLP during Fiscal 2002

Audit Fees

      Audit fees billed to Overture by Ernst & Young LLP during the Company’s fiscal year ended December 31, 2002 for the audit of Overture’s annual financial statements and the review of those financial statements included in Overture’s quarterly reports on Form 10-Q totaled approximately $732,000.

Audit-Related Fees

      Fees billed to Overture by Ernst & Young LLP during the Company’s fiscal year ended December 31, 2002 for audit-related services rendered to Overture, including accounting consultation, benefit plans and statutory audits totaled approximately $123,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Ernst & Young LLP to provide advice to Overture regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

      Fees billed to Overture by Ernst & Young LLP during the fiscal year ended December 31, 2002 for all other services rendered to Overture, including tax-related services, totaled approximately $681,000 .

      The Audit Committee has considered and determined that the fees paid to Ernst & Young LLP for non-audit related services performed are compatible with Ernst & Young LLP’s independence. Subsequent to the enactment of the Sarbanes-Oxley Act of 2002, the Audit Committee directed the management of Overture to end the performance of non-audit related work by Ernst & Young LLP for Overture, while permitting a reasonable transition period for Ernst & Young LLP to finish its existing non-audit related work.

Recommendation of the Board

      Your Board unanimously recommends a vote FOR the approval of the appointment of Ernst & Young LLP as independent auditors for fiscal 2003.

      At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 2003 Annual Meeting of Stockholders of Overture other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting occurs, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Related Party Transactions

      Idealab is considered a related party of Overture because an executive officer of Idealab has a presence on Overture’s board.

Real Estate Transaction

      In January 2000, Overture entered into an arrangement to lease approximately 58,000 square feet of office space from Idealab, which terminates on October 31, 2004. In March 2002, Overture entered into an arrangement with Parfinco EWA, LLC and Idealab whereby Idealab assigned its lease with Parfinco to Overture for the 58,000 square feet of office space and Overture entered into an amendment with Parfinco for an additional 29,000 square feet of office space, which expires at the same time as its existing 58,000 square feet of office space in October 2004. As a result of the assignment by Idealab to Overture in March 2002, Overture no longer has any obligation to make lease payments to Idealab. Overture also subleased office space in the U.K. from Idealab, which ended June 30, 2002. Total payments for the lease for both the U.S. and U.K. office space to Idealab were $509,000 and $2.1 million for the year ended December 31, 2002 and 2001, respectively. Management believes these amounts were materially representative of the fair value of the lease.

Business Transactions

      During the year ended December 31, 2002 and 2001, Overture recorded approximately $1.1 million and $501,000 respectively, of search listing advertising revenue from companies affiliated with Idealab. Management believes these amounts are materially representative of the fair value of advertising services provided.

During the year ended December 31, 2002, Overture recorded approximately $186,000 of traffic acquisition costs to Idealab. Management believes these amounts are materially representative of fair value.

      William Elkus may be deemed to hold an indirect interest in Comet Systems due to his position as a Managing Member of Clearstone Venture Management II, LLC, General Partner of Clearstone Venture Partners II-A LP, Clearstone Venture Partners II-B LP and Clearstone Venture Partners II-C LP together which hold securities in excess of 10% of the equity interest of Comet Systems. Comet Systems is an Overture affiliate. Overture paid approximately $3.9 million of traffic acquisition costs in 2002 to Comet Systems. Management believes these amounts are materially representative of fair value.

Employment Agreements and Change of Control Arrangements

      Overture has not entered into employment agreements with its executive officers, and their employment may be terminated at any time at the discretion of the Board. Overture has entered into change in control severance agreements with Ted Meisel, Todd Tappin and Jaynie Studenmund, who are executive officers of Overture. These agreements provide that, in the event of the employee’s involuntary termination without cause within eighteen (18) months after a change in control of Overture, the employee will be entitled to twelve months of salary, potential payments for health care continuation coverage and immediate vesting and extended exercise terms for his or her options and restricted stock. Ms. Studenmund’s change of control agreement also provides for an increase in her 280G-related benefits to pay all or some of the taxes arising from an “excess parachute payment” as a result of a change of control.

PRINCIPAL STOCKHOLDERS

Principal Ownership of Overture Common Stock

      The following table shows the number of shares of Overture common stock owned as of March 28, 2003 by:

•	each of our stockholders who is known to be the beneficial owner of more than 5% of our common stock,

•	each of our directors,

•	each of our executive officers listed in the Summary Compensation Table, which follows, and

•	all of our directors and executive officers as a group.

      Except as indicated herein, and as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by him or her.

      Applicable percentages of ownership are based on 59,427,911 shares of common stock outstanding as of March 28, 2003 plus exercisable options.

      Beneficial ownership is determined in accordance with rules of the SEC. For purposes of calculating beneficial ownership, common stock subject to options currently exercisable or exercisable on or prior to 60 days after March 28, 2002 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Principal Stock Ownership

Name of Individuals or	Number of	Percent of
Identity of Group	Shares	Total

FMR Corp(1)	8,192,603	13.8%
AXA Assurances I.A.R.D. Mutelle(2)	6,419,910	10.8%
The TCW Group(3)	3,691,593	6.2%
Idealab(4)	3,079,915	5.2%
Steve Alesio(5)	45,000	*
William Elkus(6)	43,500	*
William Gross(7)	3,109,915	5.2%
Balakrishnan Iyer(5)	11,000	*
Terrell Jones(5)	11,500	*
Robert M. Kavner(5)	50,000	*
Linda Fayne Levinson(5)	43,189	*
Ted Meisel(5)(8)	647,674	1.1%
Jaynie Studenmund(5)(8)	179,608	*
Todd Tappin(5)(8)	100,750	*
All directors and officers as a group (10 persons)(8)	4,242,136	7.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This information is based solely upon a Schedule 13G filed with the SEC on February 14, 2003. According to the Schedule 13G, FMR Corp. has sole voting power with respect to 527,731 shares and sole dispositive power with respect to 8,192,603 shares. The address of FMR Corp is 82 Devonshire Street, Boston, MA 02109.

(2)	This information is based solely upon a Schedule 13G (Amendment No. 3) filed with the SEC on March 28, 2003. According to the Schedule 13G, AXA Assurances I.A.R.D. Mutelle has sole voting power with respect to 756,580 shares, shared voting power with respect to 5,530,230 shares, and sole dispositive power with respect to 6,419,910 shares. The address of AXA Assurances I.A.R.D. Mutelle. is 370, rue Saint Honore, 75001 Paris, France.

(3)	This information is based solely upon a Schedule 13G (Amendment No. 1) filed with the SEC on February 5, 2003. According to the Schedule 13G, The TCW Group has shared voting and dispositive power with respect to 3,691,593 shares and does not have sole voting or dispositive power with respect to any of the shares. The address of The TCW Group is 865 South Figueroa Street, Los Angeles, California, 90017.

(4)	This information is based solely upon a representation made by Idealab as of December 31, 2002. The address of Idealab is 130 West Union Street, Pasadena, California 91103.

(5)	Contact information for each director and executive officer is c/o Overture Services, 74 N. Pasadena Avenue, Pasadena, CA 91103.

(6)	13,500 shares are held by the 97 Gamma Trust, of which family members of Mr. Elkus serve as trustee and include beneficiaries. Mr. Elkus disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Mr. Elkus is c/o Overture Services, 74 N. Pasadena Avenue, Pasadena, CA 91103.

(7)	This information is based solely upon a representation made by Idealab as of December 31, 2002 and upon a representation made by Mr. Gross regarding his share ownership. Mr. Gross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Mr. Gross is c/o Idealab, 130 West Union Street, Pasadena, CA 91103.

(8)	Includes options that, if exercised, would be subject to a right of repurchase by Overture as of March 28, 2003, which right of repurchase lapses as to such shares over a four or five year period.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTER

Summary Compensation Table

      The table below summarizes the compensation earned for services rendered to Overture in all capacities for the fiscal years ended December 31, 2002, 2001 and 2000 by each person serving as Overture’s Chief Executive Officer during the fiscal year ended December 31, 2002 and its next most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during the fiscal year ended December 31, 2002. These executives are referred to as the named executive officers elsewhere in this Proxy Statement.

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)(3)	Compensation(4)

Ted Meisel(1)	2002	$290,000	$435,000	125,000	$5,000
Chief Executive Officer	2001	$200,000	$473,000	100,000	—
and President	2000	$122,500	—	250,000	—
Jaynie Studenmund(2)	2002	$270,000	$275,000	60,000	$5,000
Chief Operating Officer	2001	$215,625	$267,050	260,000	—
	2000	—	—	—	—
Todd Tappin	2002	$240,000	$275,000	50,000	$5,000
Chief Financial Officer	2001	$185,000	$249,450	60,000	—
	2000	$122,500	$20,000	60,000	—

(1)	Mr. Meisel has served as Chief Executive Officer since January 2000 and as President since May 1999. He also served as Chief Operating Officer from December 1998 until January 2000.

(2)	Ms. Studenmund has served as Chief Operating Officer since January 2001.

(3)	These options were granted pursuant to Overture’s 1998 Stock Plan and are options to purchase common stock of Overture.

(4)	Represents the 401K match by Overture on behalf of the executive officer.

Option Grants During Last Fiscal Year

      The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 2002, including the potential realizable value over the seven-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually over the exercise price. These assumed rates of appreciation comply with the rules of the SEC and do not represent Overture’s estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of Overture’s common stock.

      In fiscal year 2002, Overture granted options to purchase up to an aggregate of 3,950,225 shares to employees and directors. All options were granted under Overture’s 1998 Stock Plan at exercise prices equivalent to the fair market value of Overture’s common stock on the date of grant.

	Individual Grants

	Number	% of Total				Potential Realizable Value
	of	Options		Market		at Assumed Annual Rates
	Securities	Granted to		Price on		of Stock Price Appreciation
	Underlying	Employees	Exercise	Date of		for Option Term
	Options	In Last	Price	Grant	Expiration
Name	Granted	Fiscal Year	($/share)	($/share)	Date	5%	10%

Ted Meisel	62,500	1.6%	$33.80	$33.80	3/08/09	$860,000	$2,004,165
	62,500	1.6%	$22.85	$22.85	8/01/09	$581,390	$1,354,887
Jaynie Studenmund	30,000	0.8%	$33.80	$33.80	3/08/09	$412,800	$961,999
	30,000	0.8%	$22.85	$22.85	8/01/09	$279,067	$650,346
Todd Tappin	25,000	0.6%	$33.80	$33.80	3/08/09	$344,000	$801,666
	25,000	0.6%	$22.85	$22.85	8/01/09	$232,556	$541,955

Aggregate Option Exercises During the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth for each of the named executive officers, the number of shares acquired and the value realized upon exercise of stock options during the year ended December 31, 2002 and the number of shares subject to exercisable and unexercisable stock options held as of December 31, 2002.

      The “Value of Unexercised In-the-Money Options at December 31, 2002” is based on the closing price of Overture’s common stock on December 31, 2002, which was $27.31, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

      All stock options were granted under Overture’s 1998 Stock Plan and are exercisable upon vesting.

			Number of Securities			Value of Unexercised
	Shares		Underlying Unexercised			In-the-Money Options
	Acquired		Options at December 31, 2002			at December 31, 2002($)
	on	Value
Name	Exercise	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

Ted Meisel	—	—	618,352	(1)	109,376	$8,120,604	$261,329
Jaynie Studenmund	60,000	$1,438,341	167,500	(2)	52,500	$3,174,839	$125,438
Todd Tappin	40,000	$869,797	89,999	(3)	43,751	$1,037,573	$104,533

(1)	393,355 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2002, which right of repurchase lapses as to such shares over a four-year period from the original grant date.

(2)	140,250 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2002, which right of repurchase lapses as to such shares over a four-year period from the original grant date.

(3)	72,500 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2002, which right of repurchase lapses as to such shares over a four-year period from the original grant date.

Compensation Committee Interlocks and Insider Participation

      Messrs. Jones and Kavner and Ms. Levinson are members of the Compensation Committee. Mr. Kavner is a director of Idealab. See the section entitled “Related Party Transactions” for a description of the transactions during the past fiscal year between Idealab and Overture.

      No executive officer of Overture served as a director or a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee or as a director of Overture.

Report of the Compensation Committee of the Board of Directors

      The Compensation Committee (the “Committee”) of the Board consists of three non-employee Directors. The Committee reviews and makes recommendations to the Board on all compensation matters including, but not limited to, pay levels, incentive programs, executive benefits, and Company and individual performance assessment pertaining to Overture’s executive officers. It also administers Overture’s employee stock plans.

     Compensation Goals

      The Committee makes recommendations to the Board on compensation for executive officers in order to align business objectives with performance, and to attract, retain and reward executive officers who contribute to the Company’s long-term success. Our compensation programs, including those for executive officers, share these characteristics:

•	We believe that the contributions of each member of the executive staff are vital to our success. We offer a compensation program that attracts and retains the best people. To ensure that pay is competitive, we review the compensation practices of relevant, comparable companies. We strive to achieve a balance in compensation paid to the executives within Overture and in comparable companies.

•	Executive officers are compensated based upon corporate, department and individual performance. Corporate and department performance is evaluated by reviewing whether strategic and business plan goals are met. Individual performance is evaluated by measuring organizational progress against set objectives.

•	We believe that employees should understand the performance evaluation and compensation programs. At the beginning of the performance cycle, key annual objectives are set for each officer. The Chief Executive Officer (CEO) gives ongoing feedback on performance to each officer. At the end of the performance cycle, the Committee evaluates performance against the key objectives in making its decisions on merit increases, bonus payments and stock option grants.

Compensation Components

      Overture’s compensation program has four elements: base salary, bonus, stock options and benefits. Combined, these four elements are designed to yield a total compensation package that is competitive relative to comparable companies. Our compensation enables us to attract and retain highly skilled employees, provide useful products and services to customers, enhance shareholder value, motivate technological innovation, and reward performance.

      Base Salary. The Committee sets base salary for officers by reviewing the compensation levels for similar positions in comparable companies. The Committee’s objective is to position average pay at the median of the market. Base salaries are adjusted based on desired pay positioning in comparison with the market and the individual’s performance.

      Bonus. The Committee’s objective is to deliver above-median pay for above-median performance.

      For 2002, the management bonus plan was designed to: (1) focus on annual targets; (2) balance financial and product quality objectives; and (3) balance short- and long-term performance. Specifically, the plan focused on revenue, net income, product quality, and ensuring that the Company was positioned for future success. In accordance with plan provisions, the Committee exercised its discretion to approve the funding of the bonus plan and the bonus payment to each of the executive officers.

      For 2003, the management bonus plan is being structured to: (1) drive top and bottom-line financial performance; (2) increase our operational excellence by maintaining our strong product value position; and (3) position the Company for long-term success.

      Stock Options. Our 1998 Stock Plan allows for the grant of stock options and stock purchase rights to employees, Directors and consultants. The 1998 Stock Plan seeks to align the interests of our employees with those of our stockholders and to nurture our employees’ long-term interest in Overture’s success. Further, by becoming available for purchase over a defined period, stock options allow for the long-term retention of Overture’s key employees. The Committee’s objective is to position stock option grant values at the median of the market.

Compensation of the Chief Executive Officer for 2002

      Mr. Meisel received a base salary of $290,000 in 2002. In March 2002, the Company granted options to purchase 62,500 shares of common stock. In August 2002, the Company granted additional options to purchase 62,500 shares of common stock. Each grant was priced at the fair market value of the Company’s stock at the time of grant. In addition, in August of 2002, the Committee awarded Mr. Meisel a mid-year bonus totaling $100,000. In March of 2003, the Committee awarded Mr. Meisel an additional bonus of $335,000 for his contributions in 2002. The total bonus awarded amounting to $435,000 reflects Mr. Meisel’s effective leadership and his significant contributions to the Company during 2002, as demonstrated by his role in the following:

•	Achievement of excellent corporate financial performance, including exceeding both the Company’s revenue and earnings growth targets

•	Improvements in the Company’s core product quality

•	Securing of key affiliate relationships

•	Expansion into promising international markets

•	Enhancement, oversight, and direction of the Company’s management team.

Certain Tax Matters

      U.S. tax law limits the deductibility for federal income tax purposes of certain compensation paid to the CEO or any of the Company’s four other most highly compensated executive officers. We intend to structure our compensation program to maximize the deductibility of compensation to the extent feasible, consistent with our goals for our executive compensation programs.

Compensation Committee of the Board

Terrell B. Jones
Robert M. Kavner
Linda Fayne Levinson

Report of the Audit Committee

      The audit committee has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2002 with the Company’s management;

•	discussed with Ernst & Young LLP, the Company’s auditors for fiscal 2002, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380); and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

      Based on the review and discussions referenced above, the audit committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board

Balakrishnan Iyer
Robert Kavner
Linda Fayne Levinson

COMPARISON OF STOCKHOLDER RETURN

      The following graph compares the cumulative total stockholder return on Overture’s common stock since the date of our initial public offering (June 18, 1999) through the fiscal year ended December 31, 2002, with the NASDAQ Stock Market Index for U.S. Companies (“NASDAQ Market Index”) and the Goldman Sachs Internet Index. The JP Morgan H&Q Internet Index was discontinued in 2002 and the Goldman Sachs Internet Index was selected to replace it. The graph is based on the assumption that $100 was invested in each of Overture’s common stock, the NASDAQ Market Index, the Goldman Sachs Internet Index and the JP Morgan H&Q Internet Index on June 18, 1999.

Overture, Goldman Sachs Internet Index, NASDAQ Market Index and JP Morgan H&Q Internet Index

Quarterly Graph

     The stock price performance on the graph is not necessarily an indicator of future price performance.

		Goldman Sachs	JP Morgan H&Q	NASDAQ
	Overture	Internet Index	Internet Index	Market Index

June 18, 1999	$100.00	$100.00	$100.00	$100.00
September 30, 1999	347.50	98.89	118.28	113.73
December 31, 1999	391.67	154.40	228.97	168.52
March 31, 2000	298.75	140.81	239.16	184.62
June 30, 2000	102.08	95.60	177.42	164.25
September 30, 2000	110.00	91.34	170.68	152.10
December 31, 2000	48.75	39.37	88.10	102.31
March 31, 2001	52.29	24.05	54.47	76.21
June 30, 2001	129.67	29.86	68.61	89.48
September 30, 2001	83.67	16.31	39.65	62.07
December 31, 2001	236.2	22.74	56.69	80.77
March 28, 2002	186.13	20.94	—	76.42
June 28, 2002	162.67	15.93	—	60.60
September 30, 2002	157.13	13.18	—	48.54
December 31, 2002	182.07	16.19	—	55.31

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on a review of forms filed or written notice that no annual forms were required, we believe that for the fiscal year ended December 31, 2002, our officers, directors and 10% stockholders timely filed all reports and reported all transactions required under Section 16 of the Securities Exchange Act.

Other Matters

      Overture will provide a copy of its Annual Report for the year ended December 31, 2002, without charge, to any stockholder who makes a written request to Todd Tappin, Secretary, Overture Services, Inc. 74 N. Pasadena Avenue, Third Floor, Pasadena, California 91103.

      It is important that your shares be represented at the meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return the accompanying proxy card or voting instruction card in the envelope, which has been enclosed, at your earliest convenience.

By Order of the Board of Directors

/s/ TODD TAPPIN

Todd Tappin
Chief Financial Officer and Secretary

Pasadena, California

April 18, 2003

The Board of Directors recommends a vote “FOR” items 1 and 2.	Please Mark Here for Address Change or Comments	[ ]
SEE REVERSE SIDE

1.	Election of Directors. Nominees: 01 Steve Alesio 02 Robert Kavner 03 Terrell Jones

FOR nominees listed (except as indicated)	WITHHOLD AUTHORITY for all nominees listed
[ ]	[ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Ernst & Young LLP as Overture’s independent auditors for fiscal 2003.	[ ]	[ ]	[ ]

3.	In their discretion the proxies are authorized to vote upon such other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

Dated:	, 2003
Signature
Signature if held jointly

PLEASE SIGN exactly as your name appears at left. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Ù     FOLD AND DETACH HERE     Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/over		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

OVERTURE SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2003 ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2003

     The undersigned shareholder(s) of Overture Services, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2003 Annual Meeting of Stockholders and Proxy Statement, each dated April 18, 2003, and hereby appoints Ted Meisel and Todd Tappin, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of Overture Services, Inc., to be held May 22, 2003, at 9:00 a.m., local time, at the Marriott Courtyard Old Pasadena, 180 North Fair Oaks Avenue, Pasadena, CA 91103, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

     The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is indicated, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

(continued, and to be signed and dated on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù     FOLD AND DETACH HERE     Ù

You can now access your Overture Services, Inc. account online.

Access your Overture Services, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Overture Services, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com and
follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN
You must first establish a Personal Identification
Number (PIN) online by following the directions
provided in the upper right portion of the web
screen as follows. You will also need your Social
Security Number (SSN) or Investor ID available to
establish a PIN.

The confidentiality of your personal information is
protected using secure socket layer (SSL)
technology.

•     SSN or Investor ID
•     PIN
•     Then click on the Establish PIN button

Step 2: Log in for Account Access
You are now ready to log in. To access your account please enter your:

•     SSN or Investor ID
•     PIN
•     Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•     Certificate History
•     Book-Entry Information
•     Issue Certificate
•     Payment History
•     Address Change
• Duplicate 1099
Please be sure to remember your PIN, or maintain it in a secure place for future reference.

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time